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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
ZiaSun Technologies, Inc.:


We consent to the incorporation by reference in amendment no. 3 to the registration statement filed on Form S-1 of Ziasun Technologies, Inc. and subsidiaries of our report dated February 25, 2000, relating to the consolidated balance sheets of Telescan, Inc. and subsidiaries, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ending December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K/A of Telescan, Inc. and subsidiaries.



/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants
Houston, Texas

November 20, 2001